EXHIBIT 23.2

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement previously filed on Form S-3 (333-115670) and related Prospectus and Prospectus Supplement of Arena Pharmaceuticals, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, which Registration Statement has been incorporated by reference into the Registration Statement on Form S-3 dated on or about February 1, 2005.

/s/ ERNST & YOUNG LLP
San Diego, California January 28, 2005